Exhibit (a)(xi)

Offer to Purchase any and all

Series A Shares, Series A American Depositary Shares each representing 20 Series A Shares,

Series L Shares and Series L American Depositary Shares each representing 20 Series L Shares at Ps. 10.50 per Share and Ps. 210.00 per American Depositary Share (ADS), each in cash and payable in U.S. dollars,

of

TELÉFONOS DE MÉXICO, S.A.B. DE C.V.

by

AMÉRICA MÓVIL, S.A.B. DE C.V.

THIS TENDER OFFER CAN BE ACCEPTED BY AND TENDERED ADSs AND SHARES CAN BE

WITHDRAWN UNTIL 5:00 P.M., NEW YORK CITY TIME ON NOVEMBER 11, 2011

UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

October 11, 2011

Re: Tendering Telmex Series A Shares and Telmex A Share ADSs

To Our Clients:

Enclosed for your consideration is an offer to purchase dated October 11, 2011 (the “Offer to Purchase”) and the related ADS letter of transmittal (the “ADS Letter of Transmittal”) and U.S. form of acceptance (the “U.S. Form of Acceptance,” and, together with the Letter of Transmittal and the Offer to Purchase, the “Offer Documents”) relating to the tender offer by América Móvil, S.A.B. de C.V. (“América Móvil”) for any and all Series A Shares (the “Telmex Series A Shares”), American Depositary Shares each representing 20 Telmex Series A Shares (the “Telmex A Share ADSs”), Series L Shares (the “Telmex Series L Shares” and, together with the Telmex Series A Shares, the “Telmex Shares”), and American Depositary Shares each representing 20 Telmex Series L Shares (the “Telmex L Share ADSs” and, together with the Telmex A Share ADSs, the “Telmex ADSs” and, together with the Telmex Shares, the “Telmex Securities”) of Teléfonos de México, S.A.B. de C.V. (“Telmex”), other than Telmex Securities held by América Móvil or by its subsidiaries, Carso Global Telecom, S.A.B. de C.V. (“CGT”) and Empresas y Controles en Comunicaciones, S.A. de C.V. (“Empresas y Controles”) at a price of Ps. 10.50 per Telmex Share and a price of Ps. 210.00 per Telmex ADS, each in cash, net of any fees and expenses set forth in the Offer to Purchase (the “U.S. Offer’). The offer is scheduled to expire at 5:00 p.m., New York City time, on November 11, 2011, unless the offer is extended in accordance with U.S. tender offer rules (the “participation deadline”).

The offer is being made through two offers: (1) the U.S. Offer, made pursuant to the Offer to Purchase, open to all holders of Telmex Shares resident in the United States, including holders who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act), and to all holders of Telmex ADSs, irrespective of residency; and (2) a Mexican offer, made pursuant to a Mexican offer document, open to all holders of Telmex Shares (the “Mexican Offer” and together with the U.S. Offer, the “Offer”), in each case, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the relevant offer.

All terms not otherwise defined herein have the meaning set forth in the Offer to Purchase.

The U.S. Offer is subject to the conditions described in THE TENDER OFFER—Section 5—“Conditions to the U.S. Offer” in the Offer to Purchase.

We are sending you the enclosed Instruction Form in connection with the Offer. The Offer Documents have been forwarded to you as a holder of any of the following: (i) Telmex Series A Shares or (ii) Telmex A Share ADSs. As described more fully in the Offer to Purchase, if the transaction is completed, each outstanding Telmex Security you own will be purchased for cash as per the following chart.

Eligible Security	Corresponding Consideration per Eligible Security
Telmex Series A Shares	Ps. 10.50 in cash, to be paid in U.S. dollars
Telmex A Share ADSs	Ps. 210.00 in cash, to be paid in U.S. dollars

The enclosed ADS Letter of Transmittal is for your guidance only. In order for us to tender Telmex Securities on your behalf, you must instruct us of your intention to tender by completing, executing and returning to us the attached Instruction Form.

YOU MUST RETURN YOUR INSTRUCTION FORM PROMPTLY.

IMPORTANT

If you wish tender as described above in connection with any or all of the Telmex Securities held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached Instruction Form. Please also see the accompanying documentation that includes related instructions. Please read these instructions carefully as you may be required to submit additional tax-related information in connection with the proposed transaction. All tenders must be processed prior to the participation deadline. Therefore, if you desire to tender, we must receive your Instruction Form in ample time to permit us to effect that tender on your behalf at or prior to the participation deadline.

TAX INFORMATION

In order to avoid a 28% U.S. federal backup withholding tax, if you elect to tender your Telmex Securities, you should provide a correct Taxpayer Identification Number on an IRS Form W-9, a copy of which is available at www.irs.gov, and certify on such form that you are not subject to backup withholding (or for non-U.S. holders, an applicable IRS Form W-8). You should consult your tax advisor for further guidance regarding the completion of IRS Form W-9 or applicable IRS Form W-8 to claim exemption from backup withholding.

Backup withholding is not an additional federal income tax. Rather, the amount of such tax withheld will be credited against the federal income tax liability of persons subject to backup withholding. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided that the required information is timely provided to the IRS.

INSTRUCTIONS

List on the Instruction Form the type(s) and corresponding total amounts of Telmex Securities to which this letter relates. If the space provided is inadequate, list the name(s) and address(es) of the beneficial holder(s) and the type(s) and corresponding total amounts of Telmex Securities on a separately executed schedule and affix the schedule to this letter.

Investors and security holders may obtain a free copy of the Offer Documents (including the Schedule TO and the Offer to Purchase) and other documents filed by América Móvil and Telmex with the SEC at the SEC’s website at www.sec.gov or from the information agent, D.F. King & Co., Inc., by phone at 212-269-5550 (for banks and brokers), 800-735-3591 (for all others – toll free) or via e-mail at telmex@dfking.com.

INSTRUCTION FORM

I/We, the undersigned, acknowledge receipt of your letter and the enclosed material referred to therein relating to the proposed acquisition of Teléfonos de México, S.A.B. de C.V. (“Telmex”) by América Móvil, S.A.B. de C.V. This will instruct you to submit an ADS Letter of Transmittal on the undersigned’s behalf in respect of the Telmex Securities held by you for the account or benefit of the undersigned.

PLEASE SIGN HERE

Number of Telmex A Shares and Telmex A ADSs to be tendered*:

Account Number:

Signature(s):

Name(s) (please print):

Address (including Zip Code):

Daytime Telephone Number (including Area Code):

Taxpayer Identification or Social Security No.:

Date:

*	Unless otherwise indicated, it will be assumed that all Telmex Securities, including Telmex Securities that you own as of the participation date pursuant to any reinvestment of dividends through Direct Registration, in the Telmex Global Invest Plan or otherwise, are to be tendered.

Please return this form to the brokerage firm or other nominee.

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